Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF THE

COMPANY FOR THE TWELVE MONTHS ENDED SEPTEMBER 29, 2007

(In thousands)

The following unaudited pro forma condensed combined financial statements of Hologic have been prepared to give effect to its merger with Cytyc on October 22, 2007. The unaudited pro forma condensed combined balance sheet as of September 29, 2007, and the unaudited pro forma condensed combined statement of income for the year ended September 29, 2007, are presented herein to reflect the merger. The unaudited pro forma condensed combined balance sheet combines the condensed balance sheet of Hologic as of September 29, 2007 and the unaudited condensed balance sheet of Cytyc as of September 30, 2007 and gives effect to the merger as if it had been completed on September 29, 2007. The unaudited pro forma condensed combined statement of income for the year ended September 29, 2007 combines the historical results of Hologic and the unaudited pro forma combined results of Cytyc and gives effect to the merger as if it had occurred on October 1, 2006. Cytyc’s unaudited pro forma condensed combined statement of income for the twelve months ended September 30, 2007 gives effect to Cytyc’s acquisitions of Adiana, Inc. and Adeza Biomedical Corporation in March 2007, as if they had occurred on October 1, 2006. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results will be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical and pro forma consolidated financial information of Hologic and Cytyc, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the separate historical audited consolidated financial statements of Hologic as of and for the year ended September 29, 2007 included in Hologic’s annual report on Form 10-K for the year ended September 29, 2007;

•

the separate unaudited historical condensed consolidated financial statements of Cytyc as of and for the nine months ended September 30, 2007, including the purchase price allocations for Adiana, Inc. and Adeza Biomedical Corporation in Note 3 included in Exhibit 99.2 of this report; and

•	the separate historical audited consolidated financial statements of Cytyc as of and for the year ended December 31, 2006 included in Exhibit 99.1 of this report.

Based on the facts that Hologic board members and senior management controls and represents a majority of the board and senior management of the combined company, as well as the terms of the exchange, pursuant to which Cytyc stockholders received a premium over the fair market value of their shares on the date preceding the merger announcement and cash of $16.50 per share (or approximately 35.0% of the merger consideration), Hologic is considered to be the acquirer of Cytyc for accounting purposes. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. In the unaudited pro forma condensed combined balance sheet, Hologic’s cost to acquire Cytyc has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Hologic with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value. The unaudited pro forma condensed combined statement of income also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets, increased interest expense on the debt incurred to complete the merger, and the tax impact related to these pro forma adjustments.

The unaudited pro forma condensed combined statement of income does not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

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The unaudited pro forma condensed combined financial statements reflect the borrowings of $2,350,000 under the term loan facilities. The applicable interest rates have been estimated for the purposes of preparing these unaudited pro forma condensed combined financial statements and are subject to change based on market changes that may result in a change in the actual interest rate applied to borrowings as compared to the rates assumed. For example, if the Libor rate increased 25 basis points compared to the rate assumed annual pro forma income before provision for income taxes would decrease $5,900. The unaudited pro forma condensed combined financial statements do not reflect the impact of any re-financing of the debt incurred in connection with the merger, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger.

The unaudited pro forma condensed combined financial statements do not reflect certain amounts resulting from the merger because Hologic considers them to be of a non-recurring nature and are anticipated to be included in the income of Hologic within 12 months succeeding the transaction. These amounts include the estimated charge for acquired in-process research and development of approximately $368,200, the cost of revenue impact of approximately $42,000 for the write up of inventory to fair value and the reduction of deferred revenue of approximately $900 for amounts that would not represent a legal obligation at the close of the transaction. Hologic and Cytyc have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, any potential merger related synergies and/or cost savings as a result of the integration have not been included in the pro forma financial information.

Based on Hologic’s preliminary review of Cytyc’s summary of significant accounting policies disclosed in Cytyc’s financial statements, the nature and amount of any adjustments to the historical financial statements of Cytyc to conform Cytyc’s accounting policies to those of Hologic are not expected to be significant. Further review of Cytyc’s accounting policies and financial statements may result in required revisions to Cytyc’s policies and classifications to conform to Hologic’s.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 29, 2007

(In thousands)

	Reported As of
	September 29, 2007	September 30, 2007
	Hologic	Cytyc	Pro Forma Adjustments			Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$100,403	$87,356	$2,350,000		A	$326,243
			(2,211,516)		A
Investment securities	—	2,469	—			2,469
Trade receivables, net of allowances	152,743	120,684	—			273,427
Inventories	105,289	30,835	42,065		B	178,189
Deferred tax assets	29,356	18,863	—			48,219
Prepaid expenses and other current assets	11,389	25,396	—			36,785

Total current assets	$399,180	$285,603	$180,549			$865,332

Property and equipment, net	69,769	171,910	10,450		B	252,129
Intangible assets, net	174,361	311,408	(311,408)		C	2,670,161
			2,495,800		D
Goodwill, net	407,528	603,287	(603,287)		C	4,302,599
			3,895,071		D
Other assets, net	15,511	11,953	(3,465)		A	58,249
			34,250		A

Total assets	$1,066,349	$1,384,161	$5,697,960			$8,148,470

Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$1,977	$—	$—	$		1,977
Accounts payable	42,289	18,926	—			61,215
Accrued expenses	88,577	69,349	—			157,926
Deferred revenue	45,769	6,425	(914)		B	51,280

Total current liabilities	$178,612	$94,700	$(914)			$272,398

Long-term bank and other debt	9,222	250,000	2,350,000		A	2,359,222
			(250,000)		A
Deferred income tax liabilities	54,866	98,137	1,019,692		E	1,037,348
			(135,347)		C
Deferred revenue—long term	10,135	—	—			10,135
Other long term liabilities	7,791	35,196	—			42,987
Stockholders’ equity:
Preferred stock	—	—	—			—
Common stock	551	1,416	(1,416)		F	1,224
			673		G
Capital in excess of par value	634,029	823,187	(823,187)		F	4,622,213
			3,742,141		G
			246,043		G
Retained earnings (deficit)	168,453	410,677	(410,677)		F	(199,747)
			(368,200)		D
Accumulated other comprehensive income	4,123	3,455	(3,455)		F	4,123
Treasury stock, at cost	(1,433)	(332,607)	332,607		F	(1,433)

Total stockholders’ equity	$805,723	$906,128	$2,714,529			$4,426,380

Total liabilities and stockholders’ equity	$1,066,349	$1,384,161	$5,697,960			$8,148,470

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Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended September 29, 2007

(In thousands, except per share data)

	Hologic Actual September 29, 2007	Cytyc Pro Forma Combined September 30, 2007	Pro Forma Adjustments		Pro Forma Combined(K)
Revenue	$738,368	$734,019	$—		$1,472,387
Costs and expenses:
Cost of revenue	381,777	183,914	(17,985)	C	549,406
			1,700	B

Cost of revenue—amortization of intangible assets	11,024	—	85,792	D	96,816
Research and development	44,484	47,543	(4,371)	C	87,656

Selling and marketing	84,845	189,671	—		274,516
General and administrative	62,902	101,662	—		164,564
Restructuring	—	2,885	—		2,885
Litigation Settlement	—	9,000			9,000
Amortization of acquired intangible assets	5,584	—	20,067	D	25,651

	590,616	534,675	85,203		1,210,494

Income from operations	147,752	199,344	(85,203)		261,893
Interest and other income (expense), net	737	1,968	(176,172)	A	(157,507)
			15,960	J

Income before provision for income taxes	148,489	201,312	(245,415)		104,386
Provision for income taxes	53,911	71,574	(83,731)	H	41,754

Net income	$94,578	$129,738	$(161,684)		$62,632

Net income per common and common equivalent share:
Basic	$1.77	$1.12			$0.52

Diluted	$1.72	$1.05			$0.50

Weighted average number of common shares outstanding:
Basic	53,436	115,402	(48,100)	I	120,738

Diluted	54,834	128,101	(58,797)	I	124,138

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands, except per share information)

1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements of Hologic have been prepared to give effect to the merger of Hologic and Cytyc, which closed on October 22, 2007. The unaudited pro forma condensed combined balance sheet as of September 29, 2007, and the unaudited pro forma condensed combined statement of income for the year ended September 29, 2007, are presented herein to reflect the merger. The unaudited pro forma condensed combined balance sheet combines the condensed balance sheet of Hologic and the unaudited condensed balance sheet of Cytyc as of September 29, 2007 and September 30, 2007, respectively, and gives effect to the merger as if it had been completed on September 29, 2007. The unaudited proforma condensed combined statement of income for the year ended September 29, 2007 combines the historical results of Hologic for the year ended September 29, 2007 and the unaudited pro forma combined results of Cytyc for the twelve months ended September 30, 2007 and gives effect to the merger as if it occurred on October 1, 2006. Cytyc’s unaudited pro forma condensed combined statement of income for the twelve months ended September 30, 2007 gives effect to Cytyc’s 2007 acquisitions of Adiana, Inc. and Adeza Biomedical Corporation, respectively, as if they had occurred on October 1, 2006.

Based on the facts that Hologic board members and senior management controls and represents a majority of the board of directors and senior management of the combined company, as well as the terms of the exchange, pursuant to which the Cytyc stockholders received a premium over the fair market value of their shares on the date preceding the merger announcement and cash of $16.50 per share (or approximately 35% of the merger consideration), Hologic is considered to be the acquirer of Cytyc for accounting purposes. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. In the unaudited pro forma condensed combined balance sheet, Hologic’s cost to acquire Cytyc has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Definitive allocations are being performed and finalized based on certain valuations and other studies performed by Hologic with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value.

2.	Purchase Price

The following is a preliminary estimate of the purchase price for Cytyc:

		(In thousands)
Estimated number of Cytyc shares acquired (in thousands)(a)	129,428
Exchange ratio	0.52

Number of shares of Hologic issued to Cytyc stockholders (in thousands)	67,302
Multiplied by the assumed price per share of Hologic common stock(b)	$55.61	$3,742,800
Estimated cash paid to Cytyc stockholders based on consideration of $16.50 per share		2,135,600
Estimated fair value of outstanding vested Cytyc stock options exchanged for Hologic stock options		246,000
Estimated transaction costs		41,700

Estimated purchase price		$6,166,100

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

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Purchase Price Allocation
(In thousands)
Book value of net assets acquired (c)	$1,156,100
Less: write-off of existing deferred financing costs, goodwill and intangible assets, including related deferred taxes	(782,800)

Adjusted book value of assets acquired	373,300
Remaining allocation:
Increase inventory to fair value	42,000
Decrease deferred revenue to fair value	900
Increase property and equipment to fair value	10,500
Identifiable intangible assets at fair value	2,495,800
Acquired in process research and development	368,200
Deferred taxes(d)	(1,019,700)
Goodwill	3,895,100

Estimated purchase price	$6,166,100

(a)	Includes approximately 119,472 Cytyc shares outstanding at September 30, 2007, the issuance of approximately 1,233 Cytyc shares for stock option exercises subsequent to September 30, 2007, approximately 248 shares to satisfy restricted stock units, and approximately 44 shares estimated to be issued under Cytyc’s Employee Stock Purchase Plan, approximately 5 shares issued to certain Cytyc directors and approximately 8,426 Cytyc shares to be issued assuming conversion of all of Cytyc’s outstanding $250,000, 2.25% Senior Convertible Notes due 2024.

The assumption that all of the holders of Cytyc’s 2.25% Senior Convertible Notes would choose to convert their notes prior to the completion of the merger was based on the following: Each $1,000 in principal amount of Cytyc’s 2.25% Senior Convertible Notes was, prior to the merger, convertible into approximately 33.70 shares of Cytyc common stock. At the effective time of the merger, for each one thousand dollars in principal amount of Convertible Notes a holder would be entitled to receive 17 shares of Hologic common stock together with cash in lieu of any fractional shares, plus approximately $560 in cash. The Convertible Notes were assumed to be converted into the merger consideration as of the effective time of the merger because the approximately $560 cash merger consideration each holder would receive in the merger will remain fixed without any increase to reflect the time value of money and, thus, will be diminished following completion of the merger. In addition, the Convertible Notes may be redeemed at par any time on or after March 20, 2009 and prior to maturity. Through October 22, 2007, approximately $176.7 million of the $250.0 million convertible notes had been converted into Cytyc common stock which was subsequently exchanged for cash and Hologic’s common stock with approximately $73.3 million remaining. The Company expects substantially all of the remainder to convert by the end of our first quarter of fiscal 2008.

(b)	Represents the average Hologic closing stock price beginning three trading days before and ending three trading days after May 20, 2007, the date of the public announcement of the merger agreement.
(c)	Represents total Cytyc’s stockholder’s equity as of September 30, 2007 of approximately $906,100 plus the assumed conversion of Cytyc’s outstanding $250,000, 2.25% Senior Convertible Notes due 2024.
(d)	The deferred income tax liability at statutory tax rates related to acquired tangible and intangible assets for which the amortization is not deductible for tax purposes ($2,549,200 x 40% = $1,019,700).

3.	Valuation of Intangibles Assets and Goodwill

The estimated purchase price for the merger with Cytyc will be allocated to assets acquired and liabilities assumed based on their estimated fair values. Hologic will then allocate the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including in process research and development, based upon a detailed valuation that uses information and assumptions provided by management, as further described below. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill.

Identifiable Intangible Assets

As part of the preliminary purchase price allocation Cytyc’s identifiable intangible assets include existing technology, customer relationships and trade names. Cytyc’s existing technology relates to patents, patent

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applications and know-how with respect to the technologies embedded in its currently marketed products. In determining the allocation of the purchase price to existing technology, consideration was only given to patent and patent applications that relate to products that have been approved by the FDA. Cytyc’s customer relationship assets relate to relationships that Cytyc’s sales force has developed with OB/GYNS, breast surgeons, clinical laboratories and other physicians. The trade names relate to both the Cytyc name as well as key product names.

Hologic used the income approach to value the existing technology and marketing based intangibles. This approach calculates fair value by discounting the after-tax cash flows back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset, then discounted based on an appropriate discount rate. The discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as Cytyc’s weighted average cost of capital based on the capital asset pricing model.

In estimating the useful life of the acquired assets, Hologic considered paragraph 11 of SFAS No. 142, Goodwill and Other Intangible Assets, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. The Company expects to amortize these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows as the Company believes this will approximate the pattern in which the economic benefits of the assets will be utilized.

Acquired In-Process Research and Development

As part of the preliminary purchase price allocation for Cytyc, approximately $368,200 of the purchase price has been allocated to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represents the estimated value based on risk-adjusted cash flows related to in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of the acquisition. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval to market the underlying products. The fair value attributable to these in-process projects will be expensed at the time of the acquisition. If the projects are not successful or completed in a timely manner, Hologic may not realize the financial benefits expected for these projects or for the transaction as a whole.

The fair value assigned to acquired in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the acquired in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. The resulting net cash flows from such projects were based on our estimates of cost of sales, operating expenses, and income taxes from such projects.

The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations and the implied rate of return from the transaction model plus a risk premium. Due to the nature of the forecasts and the risks associated with the developmental projects, appropriate risk-adjusted discount rates were used for the in-process research and development projects. The discount rates are based on the stage of completion and uncertainties surrounding the successful development of the purchased in-process technology projects.

The purchased in-process technology of Cytyc relates to the following research and development projects: Adiana Complete TransCervical Sterilization System; Expanded Labeling for the Novasure System; Gestiva; ThinPrep Imaging System; ThinPrep Processor; and Helica.

The most significant purchased in-process technology relates to the Adiana Transcervical Sterilization (TCS) product for which Hologic has estimated a value of approximately $219,000. The TCS product is an incision-less trans-cervical permanent sterilization device to be used during an office based procedure. The system consists of three different parts: a disposable applicator, an implantable polymer matrix and a radio frequency controller. The procedure can be performed in a hospital or physician’s office, and generally takes twelve minutes, with a thirty to forty minute recovery time. The estimated remaining costs related to obtaining regulatory approval are estimated to be approximately $1 million.

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Cytyc’s other in-process research and development projects are at different stages of development, ranging from the early stages of development to Phase IIb prototype building, ongoing clinical trials and submission to the FDA of PMA and drug applications. FDA approval or clearance has not been granted for any of the products classified as in-process research and development, and has Cytyc not received any foreign approvals or clearances for any of these products. All products classified as in-process research and development require various levels of in-house and external testing, clinical trials and approvals from the FDA before these future products can be marketed. The estimated cash requirements in the aggregate to complete these remaining products is expected to be approximately $15,800.

The successful development of new products and product enhancements is subject to numerous risks and uncertainties, both known and unknown, including, unanticipated delays, access to capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products and enhancements, including, for example changes requested by the FDA in connection with pre-market approval applications for products or 510(k) notification. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of Hologic’s product development efforts will be successful on a timely basis or within budget, if at all. The failure of Hologic to develop new products and product enhancements on a timely basis or within budget could harm Hologic’s results of operations and financial condition. For additional risks that may affect the Hologic’s business and prospects following completion of the merger, see “Risk Factors” in Hologic’s annual report on Form 10-K for the year ended September 29, 2007.

In addition, Hologic will re-assess all on-going research and development projects upon the closing of the transaction to determine whether each project qualifies as in-process research and development and reflect any additional development to date.

Goodwill

The preliminary purchase price allocation has resulted in goodwill of approximately $3,895,100. The factors contributing to the recognition of this amount of goodwill are based upon several strategic and synergistic benefits that are expected to be realized from the merger. These benefits include the expectation that Hologic’s and Cytyc’s complementary products and technologies will create a leading women’s healthcare company with an enhanced presence in hospitals, private practices and healthcare organizations. Hologic also expects to realize substantial synergies through the use of Cytyc’s OB/GYN and breast surgeon sales channel to cross-sell Hologic’s existing and future products. The merger provides Hologic broader channel coverage within the United States and expanded geographic reach internationally, as well as increased scale and scope for further expanding operations through product development and complementary strategic transactions.

4.	Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A) To reflect the assumed increase in debt of $2,350,000 incurred to complete the merger and related estimated deferred financing costs of approximately $34,250, to record the cash paid for the merger and related transaction costs of approximately $2,177,300. To record the conversion of Cytyc’s $250,000, 2.25% senior convertible note due 2024 and to write off Cytyc’s related deferred financing costs. To record estimated increase in interest expense.

On October 22, 2007, the Company and certain of its domestic subsidiaries, entered into a senior secured credit agreement with Goldman Sachs Credit Partners L.P. and certain other lenders, (collectively, the Lenders). Pursuant to the terms and conditions of the Credit Agreement, the Lenders have committed to provide senior secured financing in an aggregate amount of up to $2,550,000. The components of the credit agreement are as follows:

The credit facilities under the credit agreement consist of:

•	$600,000 senior secured tranche A term loan with a final maturity date of September 30, 2012;

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•	$250,000 senior secured tranche B-1 term loan and $250,000 senior secured tranche B-2 term loan (collectively, the “term loan B facility”) with a final maturity date of March 31, 2013;

•	$1,250,000 senior secured capital markets term loan (the “term loan X Facility”) with a final maturity date of April 22, 2009;

•	$200,000 senior secured revolving credit facility (the revolving facility”) with a final maturity date of October 22, 2012.

As of the closing of the Cytyc merger, the Company borrowed $2,350,000 under the credit facilities. The interest rates utilized for the purpose of the unaudited condensed combined financial statements represent the interest rates as of the initial borrowing date as follows:

•	$600,000 senior secured tranche A term loan, which bears interest at a rate of 7.25% (Libor rate of 5.0% as of October 18, 2007 plus 2.25%)

•	$250,000 senior secured tranche B-1 term loan and $250,000 senior secured tranche B-2 term loan, which bear interest at a rate of 7.50% (Libor rate of 5.0% as of October 18, 2007 plus 2.50%)

•	$1,250,000 senior secured capital markets term loan, which bears interest at a rate of 6.75% (Libor rate of 5.0% as of October 18, 2007 plus 1.75%)

The additional interest expense of approximately $164,400 was estimated based on the above interest rates and the minimum required repayments related to the tranche A term loan and term loan B facility.

The Company has allocated the $34,250 of deferred financing costs paid in connection with the credit agreement to the credit facilities based on the weighted average of the amounts available under the respective credit facilities and the respective maturity dates. The amortization of the deferred financing costs was estimated based on the effective interest method over the terms of the credit facilities.

Year Ended September 29, 2007
Interest Expense	$164,400
Amortization of Deferred Financing Costs	10,800
Commitment Fee	1,000

Total Increase in Interest Expense	$176,200

(B) To adjust Cytyc’s inventory, property and equipment and deferred revenue to their estimated fair value. To record estimated depreciation expense related to the step-up of property and equipment, which relates primarily to equipment under customer usage agreements with an estimated remaining useful life of 6 years. The cost of revenue impact of the write-up of inventory to fair value of $42,000 and the reduction of deferred revenue of $900 for amounts that would not represent a legal obligation at the close of the merger have been excluded from the pro forma condensed combined statement of income as they are non-recurring items which are anticipated to be included in the income of Hologic within the 12 months succeeding the transaction.

(C) To eliminate Cytyc’s existing goodwill, intangible assets, related deferred tax liability and pro forma combined amortization of the intangible assets.

(D) To record goodwill and approximately $2,495,800 of acquired definite-lived intangible assets and related amortization based on expected future cash flows which Hologic has determined reflects the economic benefits which the intangible assets are expected to be utilized over a weighted average life of 15 years for both existing technology and marketing based intangibles. Based on the estimated value of these intangibles and their estimated useful lives, Hologic anticipates recording amortization expense of approximately $878,000 over the 5 years succeeding the close of the transaction. The calculation of amortization expense is as follows:

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	Asset Value	Amortization Year Ended September 29, 2007
Developed Technology	$1,932,200	$85,792
Percentage of cash flows		4%
Customer Relationship	429,000	9,461
Percentage of cash flows		2%
Trade Name	134,600	10,606
Percentage of cash flows		8%

	$2,495,800	$105,859

The estimated charge of approximately $368,200 of acquired in-process research and development has been excluded from the pro forma condensed combined statement of income as it is a non-recurring item which is anticipated to be included in the income of Hologic within the 12 months succeeding the transaction.

(E) To record deferred taxes related to identified intangible assets and fair value adjustments, where required for step-up in basis for book purposes, at 40%, the estimated statutory tax rate in effect as of September 29, 2007.

(F) To eliminate the historical stockholders equity accounts of Cytyc.

(G) To record the issuance of Hologic common stock and to record the fair value of Cytyc’s stock options. The fair value of Cytyc’s options was calculated under SFAS 123(R) using the Binominal Option Pricing Model. The most significant assumptions utilized in this model include the market price, expected life, expected volatility, dividend yield and the risk-free interest rate. The market price was calculated in accordance with Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, utilizing the average closing price of Hologic’s common stock beginning the three trading days before and ending the three trading days after the announcement of the merger agreement. The expected life for each option was determined based on both the “in-the-money” level of each option and the historical exercise behavior of Cytyc’s employees resulting in a weighted average expected life of 2.83 years. The expected volatility utilized of 36.27% was determined based on a weighted average of both the historical and implied volatilities of Hologic and Cytyc’s common stock. The dividend yield was assumed to be zero based on the fact that Hologic does not issue a dividend under its dividend policy and has no plans to amend this policy in the foreseeable future. The risk free interest rate was based on the expected life of each option using the Zero Coupon Treasury rates as of September 29, 2007 resulting in a weighted average risk free-interest rate of 3.99%.

(H) To record the tax provision on pro forma income before provision for income taxes, to reflect the estimated statutory tax rate of 40%. If the estimated statutory tax rate of 40% were to change by 10%, the effect on pro forma net income for the year ended September 29, 2007 would be approximately 10,400.

(I) To reflect the estimated weighted average basic and diluted shares expected to be outstanding as of the close of the merger. Based on the 0.52 conversion rate, Hologic expects to have issued 67,302 common shares to Cytyc stockholders. Therefore, 67,302 shares were added to the Hologic weighted average basic shares outstanding during the period to determine the pro forma weighted average shares outstanding. The dilutive impact of options issued in connection with the merger was estimated to be 2,002, using the treasury stock method. Therefore, 69,304 shares were added to the Hologic weighted average diluted shares outstanding during the period to determine the proforma weighted average shares outstanding.

(J) To eliminate interest expense included in the Cytyc pro forma combined condensed statements of operations as all of Cytyc’s debt arrangements are being settled in connection with the merger.

(K) The pro forma condensed combined statement of income does not reflect estimated charges related to change of control payments of approximately $18,550 and stock based compensation expenses for the acceleration of vesting of outstanding stock options for certain members of Cytyc executive management, as such charges were recorded by Cytyc in the period that the merger was completed. The pro forma combined condensed statement of income also excludes a charge of approximately $1,800 related to a change of control payment for a certain executive officer of Hologic. This charge will be recorded by Hologic in the period that the merger was completed.

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Cytyc Corporation

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months Ended September 30, 2007

(in thousands, except per share data)

		For the period from October 1, 2006 through respective date of acquisition
	Twelve Months ended September 30, 2007	March 19, 2007	March 16, 2007	Pro Forma		Pro Forma
	Cytyc	Adeza	Adiana	Adjustments		Combined (E)
Net sales	$708,468	$25,551	$—	$—		$734,019
Cost of sales	175,312	3,805	—	4,797	(A)	183,914

Gross profit	533,156	21,746	—	(4,797)		550,105

Operating expenses:
Research and development	43,421	1,758	2,364	—		47,543
Sales and marketing	175,597	14,074	—	—		189,671
General and administrative	86,228	11,946	3,488	—		101,662
Restructuring	2,885	—	—	—		2,885
Litigation settlement	9,000	—	—	—		9,000
In-process research and development	89,500	—	—	(89,500	)(E)	—

Total operating expenses	406,631	27,778	5,852	(89,500)		350,761

Income (loss) from continuing operations	126,525	(6,032)	(5,852)	84,703		199,344

Interest and other income (expense), net	9,657	2,431	60	(5,287	)(B)	1,968

				(4,893	)(C)

Income (loss) from continuing operations before provision for income taxes	136,182	(3,601)	(5,792)	74,523		201,312
Provision for income taxes	80,238	1,855	—	(10,519	)(D)	71,574

Net income (loss) from continuing operations	$55,944	$(5,456)	$(5,792)	$85,042		$129,738

Net income per common and potential common share:
Basic	$0.48					$1.12

Diluted	$0.47					$1.05

Weighted average common and potential common shares outstanding:
Basic	115,402					115,402

Diluted	119,675					128,101

Pro Forma Adjustments for the Year Ended September 30, 2007

(A)	To record amortization of patents and developed technology using the cash flow method over 12-15 years.
(B)	To record interest expense related to the $200,000 borrowed under Cytyc’s line-of-credit facility existing prior to the merger.
(C)	To reflect a reduction in Cytyc interest income related to the assumed use of $311,700 of available cash, cash equivalents and investment securities to fund the balance of both the Adeza and Adiana acquisition prices, at an estimated annual yield of approximately 3.4%.
(D)	To reflect the income tax effects of the pro forma adjustments.
(E)	The unaudited pro forma condensed combined statement of income does not reflect the non-recurring charge of $89,500 for acquired in-process research and development related to the acquisitions of Adeza and Adiana in March 2007.

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